Exhibit 99.1

Watsco to Acquire $180 Million Distribution Company

Operating in Key Sunbelt Markets

EAST COAST’S 27 LOCATIONS TO FURTHER BUILD

WATSCO’S PRESENCE IN SOUTHEAST U.S.

MIAMI, FLORIDA, December 16, 2004 – Watsco, Inc. (NYSE:WSO) today announced that it has executed a definitive purchase agreement to acquire East Coast Metal Distributors, Inc., one of the nation’s largest distributors of air conditioning and heating products. The transaction is expected to close within the next 30 days, subject to customary due diligence and other conditions, and should be accretive to Watsco in 2005. The undisclosed purchase price is payable in a combination of cash and Watsco common stock with the cash portion coming from Watsco’s cash on hand.

Founded in 1954, East Coast is based in Durham, North Carolina and operates from 27 locations, including 24 wholesale locations and 3 commercial manufacturer representative locations, serving over 3,500 air conditioning and heating contractors throughout North Carolina, South Carolina, Georgia, Virginia and Tennessee, five of the top twenty markets for HVAC products in the nation. East Coast has 386 employees and distributes a full line of air conditioning and heating equipment and related parts and supplies consisting of approximately 10,000 SKUs to the new construction and replacement markets. East Coast has operated for 50 years under the continuous ownership and management of the Files family and has been led since 1985 by Jeff Files, 58, the son of Mr. Dale Files, an original founder. Under his direction, the East Coast team has increased revenues at a 13% compounded annual growth rate during the last 10 years to an expected $180 million in 2004. East Coast is ranked #7 in The Wholesaler magazine’s 2004 list of top 50 HVAC distributors in the United States. Additional information about East Coast may be found on the Internet at www.ecmdi.com.

Jeff Files, East Coast’s President, said: “The family and management team of East Coast is very pleased to be joining the outstanding group of HVAC distribution companies under the leadership of the Watsco banner. Al Nahmad’s vision for success is refreshing and promising and will allow the East Coast family of employees the opportunity to continue their mission of providing exceptional service, superior products and competitive pricing to our valued customer base for many years into the future.”

Albert Nahmad, Watsco’s Chairman and Chief Executive Officer, commented: “We are very pleased to welcome East Coast’s employees to the Watsco family. We recognize that East Coast’s success over the years is based on the strong relationships this fine organization has built with HVAC contractors who want the very best service and a broad range of products available at convenient locations. East Coast will operate as a subsidiary of Watsco under its present name and superb management team and Watsco will provide resources where needed to assist with East Coast’s growth plans.”

Watsco is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC industry, currently operating 317 locations serving over 30,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses.

This document contains ‘forward-looking’ statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products and other risks. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities & Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.